Exhibit 99.1
News Release

News Release

IPSCO Inc. Receives Required Consents in Connection with
its Cash Tender Offer for its 8 3/4% Senior Notes due 2013
and the Related Consent Solicitation

[Lisle, Illinois] [July 2, 2007] – IPSCO Inc. (NYSE/TSX: IPS) today announced it has received consents from the holders of approximately $142.6 million in aggregate, or 99.15 percent in aggregate, of its outstanding 8 ¾ percent Senior Notes due 2013 (the “Notes”) as of 5:00 p.m. New York City time on June 29, 2007 (the “Consent Date”) in connection with its previously announced tender offer and consent solicitation for such Notes. The consents received exceeded the number needed to approve the adoption of the proposed amendments to the indenture under which the Notes were issued. The terms of the tender offer and consent solicitation for the Notes are detailed in IPSCO Inc.’s offer to purchase and consent solicitation statement dated June 18, 2007 (the “Offer to Purchase”) and the related letter of transmittal and consent.

Based on the consents received, IPSCO Inc., the guarantors and the trustee under the indenture governing the Notes are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants in the Note indenture and certain of the events of default, as well as modify certain other provisions contained therein. The supplemental indenture will not become operative unless and until Notes are accepted for payment by IPSCO Inc. pursuant to the tender offer.

Holders who validly tendered their Notes on or prior to the Consent Date will be eligible to receive the total consideration offered in the tender offer and consent solicitation if the Notes are accepted for payment as described in the Offer to Purchase. Holders who validly tender their Notes after the Consent Date, and on or prior to 5:00 p.m., New York City time, July 17, 2007, will be eligible to receive the total consideration less the consent payment, namely the tender offer consideration, if the Notes are accepted for payment as described in the Offer to Purchase. Notes tendered after the Consent Date may not be withdrawn.

IPSCO Inc.’s offer to purchase the Notes is subject to the satisfaction or waiver of the various conditions as described in the Offer to Purchase. The tender offer is scheduled to expire at 5:00 p.m., New York City time, July 17, 2007, subject to IPSCO Inc.’s right to amend, extend or terminate the tender offer at any time.

J.P. Morgan Securities Inc. is the sole Dealer Manager for the tender offer and the consent solicitation and can be contacted at (866) 834-4666 (toll free). Global Bondholder Services Corporation is the Information Agent and the Depositary for the tender offer and the consent solicitation and can be contacted at (212) 430-3774 (collect) or toll free at (866) 470-4300.

About IPSCO Inc.

Founded in 1956, IPSCO is a corporation incorporated under the laws of Canada and a leading producer of energy tubulars and steel plate in North America with a current annual steel making capacity of 4.3 million tons. IPSCO operates four steel mills, eleven pipe mills, and scrap processing centers and product finishing facilities in 25 geographic locations across the United States and Canada. IPSCO’s pipe mills produce a wide range of seamless and welded energy tubular products including oil & gas well casing, tubing, line pipe and large diameter transmission pipe. Additionally, IPSCO is a provider of premium connections for oil and gas drilling and production.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offers to buy the Notes only are being made pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that IPSCO is distributing to holders of Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

IPSCO Company Contact:
Tom Filstrup, Director of Investor Relations
Tel. 630 810-4772
tfilstrup@ipsco.com
Release #07-17
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